Exhibit 99.1
News Release

Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606 www.boeing.com
Boeing Board Elects Duke Energy CEO Lynn Good as New Director

Chicago, Aug. 13, 2015 - Boeing (NYSE: BA) Chairman Jim McNerney announced today that the company’s board of directors has elected Lynn Good as a new member.
Good, 56, is president and CEO of Duke Energy, the largest U.S. electric power company, serving approximately 23 million people in the Carolinas, Florida and the Midwest. She also serves as vice chair of Duke Energy’s board of directors.
Prior to assuming her current role in 2013, Good served as Duke Energy CFO and led the company’s commercial energy businesses during their initial development of renewable energy projects. She has also been a partner at Deloitte & Touche and Arthur Andersen.
“Lynn is one of the energy sector’s most forward-looking leaders, focused on customers and environmental responsibility, and she will be an excellent addition to our board,” said McNerney. “She is a strategic thinker who is leading a large, complex company through a period of great change.”
Good will serve on the Boeing board’s Audit and Finance committees.
Good also serves on the boards of directors of the Edison Electric Institute and the Institute of Nuclear Power Operations, and is also a member of the executive committee of the Nuclear Energy Institute. She is a member of the Business Council and the Business Roundtable.
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Contact:
John Dern
Boeing Communications
+1 312-544-2002
john.dern@boeing.com